Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into December 4, 2015 and effective as of January 4, 2016 (the “Effective Date”) by and between Spark Networks, Inc., a Delaware corporation (the “Company”), and Shailen Mistry, an individual resident in California (“Executive”).

WITNESSETH:

WHEREAS, the Company desires to retain Executive as Chief Technology Officer of the Company as of the Effective Date and Executive so desires to be retained.

NOW THEREFORE, in consideration of the mutual obligations herein contained, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

1.EMPLOYMENT

(a)The Company hereby employs Executive as of the Effective Date to render services to the Company in the position of Chief Technology Officer. Executive shall perform such duties commensurate with his position, subject to the control of the Board of Directors of the Company (the “Board”), for the overall strategic direction and leadership of the Company. Executive shall report to the Chief Executive Officer (the “CEO”).

(b)Throughout the Term (as defined below), Executive shall devote his full business time and undivided attention to the business and affairs of the Company and its affiliates and subsidiaries, except for reasonable vacations and except for illness or incapacity, but nothing in the Agreement shall preclude Executive from engaging in charitable and public service activities provided such activities do not materially interfere with the performance of his duties and responsibilities under this Agreement.

2.TERM

This Agreement shall commence on the Effective Date, and, unless terminated earlier pursuant to Section 4 hereof, shall run for a period of twelve months from the Effective Date (the “Initial Term”), subject to the terms and conditions herein set forth.  Following the Initial Term, this Agreement shall automatically renew on the first day of the following calendar year (the “Renewal Date”), and renew annually on the Renewal Date, but is terminable for any or no reason by either the Company or the Executive with sixty (60) days advance written notice (“Notice of Nonrenewal”) before the Renewal Date. The entire term of this Agreement shall be the “Term.”

3.COMPENSATION

For services rendered by Executive during the Term of this Agreement, and for his performance of all additional obligations of employment, the Company agrees to pay Executive and Executive agrees to accept the following salary, other compensation, and benefits:

(a)Base Salary. During the Term, the Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of $250,000 to be paid evenly over the course of the year in accordance with the Company’s standard payroll policies. During the Term, the Base Salary may be increased but not decreased.

(b) Short-Term Annual Incentive. In addition to the Base Salary, Executive shall be eligible to receive a short-term annual incentive (“STI”) based upon specific operational goals to be determined by theCEO and mutually agreed to by Executive.  These operational goals will be set no later than 60 days following the beginning of the calendar year. Executive’s target STI for 2016 will be $100,000.  In the event of termination by the Company for Cause (as defined in Section 4(g)) or by Executive without Good Reason (as defined in Section 4(g)), Executive will not be eligible for any STI payment.  For all other terminations, payment of any STI will be made at the discretion of the Board.  STI payments for 2017 and thereafter are not covered by this Agreement, and remain subject to future determination by the Board.

(c)Economic Performance Incentive.  Based upon Executive’s satisfaction of goals as determined by the Board, Executive shall be granted restricted stock units (“RSU’s”) in the Company under the Company’s 2007 Omnibus Incentive Plan (the “Plan”) and subject to Award Agreement(s) under the Plan.  Such goals shall be established annually by the Board related both to (1) revenue levels and (2) EBITDA levels.  The goals will be set no later than 60 days following the beginning of the calendar year.  Except as otherwise provided herein, Executive shall be required to be employed on the date of grant of such RSU’s and have satisfied both clauses (1) and (2) to be eligible for a grant of RSU’s.  For 2016, the tiers for the number of RSU’s for which Executive may be eligible are as follows:

(i)Base: 12,000 RSU’s

(ii)Goal: 24,000 RSU’s

(iii)Stretch: 40,000 RSU’s

Any such grant of RSU’s shall vest on the one year anniversary following the close of the 2016 fiscal year (December 31, 2017). In the event of termination of employment by the Company without Cause (as defined in Section 4(g)) or by Executive for Good Reason (as defined in Section 4(g)), any granted but unvested RSU’s will continue to vest according to schedule.  In the event of termination for any other reason, any granted but unvested RSU’s shall be forfeited.  RSU’s for the 2017 fiscal year, or any year thereafter, are not covered by this Agreement, and remain subject to future determination by the Board.

(d)Option Grant. Subject to Executive's commencement of employment, the Company will grant Executive the following three tranches of options pursuant to the Company's 2007 Omnibus Incentive Plan (the  “Plan") on the terms as described below:

(i)

Tranches – Tranche 1 – 60,000 options, with an exercise price per share of $5.25 and a Trigger Price (as defined below) of $6.00; Tranche 2 – 120,0000 options, with an exercise price per share of $7.50 and a Trigger Price of $10.00; Tranche 3 – 180,000 options, with an exercise price per share of $10.00 and a Trigger Price of $13.50.

(ii)   Vesting – Such options would vest I00% upon grant, provided that, except with respect to a Change in Control as defined in the Plan, the Company's per share stock price must close at or above the above-referenced applicable trigger price (the "Trigger Price") for twenty (not necessarily consecutive) business days since the grant date and prior to exercise for the options to be exercisable. Notwithstanding the Trigger Price, the applicable exercise price per share for such exercisable options will remain as described in Section 3(d)(i). In the event of a Change in Control, such options would be immediately exercisable at the applicable exercise price per share, provided that the price per share of Company stock reflected by such Change in Control exceeds the applicable Trigger Prices for such options.

(iii) Termination – Such vested options would expire on the earlier to occur of the following: (i) if, in the event of termination for any reason of the grantee's employment with the Company, then (A) thirty days following such termination of employment if the Company's stock price has closed at or above the Trigger Price applicable to such options for twenty (not necessarily consecutive) business days since the date of grant and prior to such termination of employment, or (B) immediately upon termination, if the Company's stock price has not closed at or above the Trigger Price applicable to such options for twenty (not necessarily consecutive) business days during such timeframe; or (ii) on (A) December 31, 2017, if a grantee's options have not exceeded the applicable Trigger Price for such options for twenty (not necessarily consecutive) business days since the date of grant and prior to such date, or (B) if such grantee's options have exceeded the applicable Trigger Price for such options for twenty (not necessarily consecutive) business days since the date of grant and December 31, 2017, then December 31, 2019, unless they expire earlier pursuant to clause (i) above.

(e)Benefits. Executive shall be entitled to participate, as long as he is an employee of the Company, in any and all of the Company’s present or future employee benefit plans, including without limitation pension plans, thrift and savings plans, insurance plans, and other benefits that are generally applicable to the Company’s executives; provided, however, that the accrual and/or receipt by Executive of benefits under and pursuant to any such present or future employee benefit plan shall be determined by the provisions of such plan.

(f)Business Expenses. Executive shall be reimbursed for all reasonable expenses incurred in connection with the conduct of the Company’s business upon presentation of evidence of such expenditures, including but not limited to travel expenses incurred by Executive in the performance of his duties and professional organization dues.

4.TERMINATION OF EMPLOYMENT.  Subject to the terms and conditions of this Section 4, either the Company or Executive may terminate Executive’s employment at any time, with or without Cause (as defined in Section 4(g)), during the Term. Any termination of Executive’s employment during the Term shall be communicated by written notice of termination from the terminating party to the other party (“Notice of Termination”).  The Notice of Termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination and a written statement of the reason(s) for the termination.  A Notice of Termination provided by either party shall not be effective for a period of thirty (30) days after receipt of such Notice of Termination by the other party. In the event the Executive’s employment terminates under Subsection 4(a) (Severance upon Involuntary Termination without Cause and Termination by Executive with Good Reason), Subsection 4(b) (Severance upon Change in Control), Subsection 4(c) (Effect of Death or Disability) or Executive is terminated by Company for Cause, the Company shall pay to Executive upon Executive’s termination of employment: (i) the prorated Base Salary earned as of the date of Executive’s termination of employment, plus (ii) the accrued but unused vacation as of the date of Executive’s termination of employment, plus (iii) an STI payment in the discretion of the Compensation Committee.  Any unvested equity interests held by Executive shall be forfeited upon the employment termination date, except as otherwise provided herein.  Except as otherwise provided in this Section 4 or in any other agreement between the Company and Executive, the Company shall have no further obligation to make or provide to Executive, and Executive shall have no further right to receive or obtain from the Company, any payments or benefits in respect of the termination of Executive’s employment with the Company during the Term of Employment.

(a)Severance upon Involuntary Termination without Cause and Termination by Executive with Good Reason. In addition to any payments set forth above, in the event that the Company causes to occur an involuntary termination without Cause (as defined in Section 4(g)) or in the event that Executive resigns from employment with the Company for Good Reason (as defined in Section 4(g)) during the Term, Executive shall be entitled to a “Severance Package” that consists of the following: (i) a “Severance Payment” equal to $125,000, paid in equal installments on the Company’s normal payroll dates for a period of six (6) months beginning with the payroll date following the sixtieth (60th) day following such termination, (ii) reimbursement of any COBRA payments paid by Executive in the twelve (12) month period following Executive’s termination of employment, and (iii) if such termination occurs in 2016, but not guaranteed for 2017 or any year thereafter as to amount or methodology, a pro-rata granting of RSU’s pursuant to Executive’s Economic Performance Incentive based on the number of days worked during the period of employment and on the CEO’s good faith evaluation of Executive’s performance (such grant to be made after the sixtieth (60th) day following such termination and in any event during 2017). The number of RSU’s will be determined after the books and records for 2016 have been closed, and the Board determines the tier for which Executive is eligible, adjusted pro rata based on the number of days worked for 2016.  If any plan pursuant to which severance welfare benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5) or the Company is otherwise unable to continue to cover Executive under its group health plans without substantial adverse tax consequences, then an amount equal to each remaining premium payment shall thereafter be paid to Executive as currently taxable compensation in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof).  Executive’s eligibility for any Severance Package will be conditional on Executive executing a Separation Agreement that includes a general mutual release by the Company and Executive in favor of the other and their successors, affiliates and estates to the fullest extent permitted by law, drafted by and in a form reasonably satisfactory to the Company and Executive, and Executive not revoking the mutual general release within any legally required revocation period, if applicable, within the fifty-two (52)-day period following termination.  All legally required and authorized deductions and tax withholdings shall be made from the Severance Payment, including for wage garnishments, if applicable, to the extent required or permitted by law.  Effective immediately upon termination of employment, Executive shall no longer be eligible to contribute to or to receive additional Company contributions as an active participant in any retirement or benefit plan covering employees of the Company, but shall continue to have all rights under each such plan that are afforded to terminated employees and inactive participants.

(b)Severance upon Change in Control.  In addition to any payments set forth above in Section 4 (but not Section 4(a)), in the event of a Change in Control (as defined below), and following the Change in Control, Executive resigns for any of the three following reasons: (i) Executive’s Base Salary is reduced by the Company; (ii) a reduction in Executive’s title, or a material reduction in Executive’s duties, authorities, and/or responsibilities; or (iii) a requirement by the Company, without Executive’s consent, that Executive relocate to a location greater than thirty-five (35) miles from Executive’s place of residence, then Executive shall be entitled to a “Severance Package” that consists of the following: (i) a “Severance Payment” equal to $250,000, paid in equal installments on the Company’s normal payroll dates for a period of one (1) year beginning with the payroll date following the sixtieth (60th) day following such termination, and (ii) reimbursement of any COBRA payments paid by Executive in the twelve (12) month period following Executive’s termination of employment.  If any plan pursuant to which severance welfare benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5) or the Company is otherwise unable to continue to cover Executive under its group health plans without substantial adverse tax consequences, then an amount equal to each remaining premium payment shall thereafter be paid to Executive as currently taxable compensation in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof).

Executive’s eligibility for any Severance Package will be conditional on Executive executing a Separation Agreement that includes a general mutual release by the Company and Executive in favor of the other and their successors, affiliates and estates to the fullest extent permitted by law, drafted by and in a form reasonably satisfactory to the Company and Executive, and Executive not revoking the mutual general release within any legally required revocation period, if applicable, within the fifty-two (52)-day period following termination.  All legally required and authorized deductions and tax withholdings shall be made from the Severance Payment, including for wage garnishments, if applicable, to the extent required or permitted by law.  Effective immediately upon termination of employment, Executive shall no longer be eligible to contribute to or to receive additional Company contributions as an active participant in any retirement or benefit plan covering employees of the Company, but shall continue to have all rights under each such plan that are afforded to terminated employees and inactive participants.

(c)Effect of Death or Disability. In the event that Executive dies or terminates employment by reason of a Disability (as defined in Section 4(g)) during the Term of Employment, Executive shall be entitled to (i) payment of the unpaid prorated Base Salary earned as of the date of Executive’s death or Disability (the “Measurement Date”), and (ii) reimbursement of any COBRA payments paid by Executive or his estate or beneficiaries in the twelve (12) month period following the Measurement Date; provided, however, that if any plan pursuant to which severance welfare benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5) or the Company is otherwise unable to continue to cover Executive under its group health plans without substantial adverse tax consequences, then an amount equal to each remaining premium payment shall thereafter be paid to Executive or his estate or beneficiaries as currently taxable compensation in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof).  All legally required and authorized deductions and tax withholdings shall be made from the payments described in the previous sentence, including for wage garnishments, if applicable, to the extent required or permitted by law.  Payment under this Section 4(c) shall be made not more than once, if at all.  In addition, Executive or Executive’s estate shall have such rights with respect to Executive’s Membership Units as provided for in the Operating Agreement.

(d)Statement Regarding Termination of Employment.  In the event Executive’s employment is terminated without Cause, or Executive resigns for Good Reason, Executive and the Company will negotiate in good faith to reach an agreement on a statement reflecting a benign reason for termination or resignation.

(e)Ineligibility for Severance.  Notwithstanding anything to the contrary in this Agreement, Executive shall not be entitled to any Severance Package under this Agreement if at any time during the Term of Employment, (a) Executive voluntarily resigns or otherwise terminates employment with the Company other than for Good Reason, or (b) the Company properly terminates Executive’s employment with Cause. Effective immediately upon termination of employment, Executive shall no longer be eligible to contribute to or to be an active participant in any retirement or benefit plan covering employees of the Company.

(f)Taxes and Withholdings. The Company may withhold from any amounts payable under this Agreement, including any benefits or Severance Payment, such federal, state or local taxes as may be required to be withheld pursuant to applicable law or regulations, which amounts shall be deemed to have been paid to Executive.

(g)Definitions.

(i)“Cause” shall mean the occurrence during the Term of any of the following: (i) formal admission to (including a plea of guilty or nolo contendere to), or conviction of a felony, or any criminal offense involving Executive’s moral turpitude under any applicable law, (ii) gross negligence or willful misconduct by Executive in the performance of Executive’s material duties required by this Agreement and such negligence or misconduct has been communicated to Executive in the form of a written notice from the Board, and that Executive has not substantially cured within thirty (30) days following receipt by Executive of such written notice; or (iii) material breach of this Agreement by Executive which breach has been communicated to Executive in the form of a written notice from the Board, and that Executive has not substantially cured within thirty (30) days following receipt by Executive of such written notice.

(ii)“Disability” shall mean, to the extent consistent with applicable federal and state law (including, without limitation Section 409A), Executive’s inability by reason of physical or mental illness to fulfill his obligations hereunder for ninety (90) consecutive days or for a total of one hundred and eighty (180) days in any twelve (12) month period which, in the reasonable opinion of an independent physician selected by the Company or its insurers and reasonably acceptable to Executive or Executive’s legal representative, renders Executive unable to perform the essential functions of his job, even after reasonable accommodations are made by the Company. The Company is not, however, required to make unreasonable accommodations for Executive or accommodations that would create an undue hardship on the Company.

(iii)“Good Reason” shall mean the occurrence during the Term of Employment of any of the following: (i) a material breach of this Agreement by the Company which is not cured by the Company within thirty (30) days following the Company’s receipt of written notice by Executive to the Company describing such alleged breach; (ii) Executive’s Base Salary is reduced by the Company; (iii) a reduction in Executive’s title, or a material reduction in Executive’s duties, authorities, and/or responsibilities; or (iv) a requirement by the Company, without Executive’s consent, that Executive relocate to a location greater than thirty-five (35) miles from Executive’s place of residence.  Notwithstanding the above, the occurrence of any of the events described in the foregoing sentence shall not constitute Good Reason unless Executive gives the Company written notice, within thirty (30) calendar days after Executive has knowledge of the occurrence of any of the events described in the foregoing sentence, that such circumstances constitute Good Reason and the Company thereafter fails to cure such circumstances within thirty (30) days after receipt of such notice, and Executive terminates his employment hereunder within ninety (90) days after such event occurs.

(iv)“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, (“Code”) and all applicable guidance promulgated thereunder.

(h)Nonduplication of Benefits. Notwithstanding any provision in this Agreement or in any other Company benefit plan or compensatory arrangement to the contrary, (i) any payments due under either Section 4(a), Section 4(b), or Section 4(c) shall be made not more than once, if at all, (ii) payments may be due under either Section 4(a), Section 4(b), or Section 4(c), but under no circumstances shall payments be made under more than one of the following: Section 4(a), Section 4(b), and Section 4(c), and (iii) Executive shall not be entitled to severance benefits from the Company other than as contemplated under this Agreement, unless such other severance benefits provide for larger benefits than under this Agreement.

5.NON-SOLICIT

(a)During Executive’s employment with the Company, and for a period of twelve (12) months thereafter, Executive will not knowingly, separately or in association with others, materially and substantially interfere with, impair, disrupt or damage the Company’s relationship with any of the customers of the Company with whom Executive has had contact by contacting them for the purpose of inducing or encouraging any of them to divert or take away business from the Company and to an enterprise that is in direct competition with the Company Business; provided, however, that none of the foregoing restrictions shall preclude Executive from being employed by a consulting, financial or advisory firm that provides any advice or services to a person, enterprise or business that is in competition with the Company so long as Executive does not personally provide such advice or services to the competing person, enterprise or business.

(b)During Executive’s employment with the Company, and for a period of twelve (12) months thereafter, Executive will not, knowingly, separately or in association with others, materially and substantially, interfere with, impair, disrupt or damage the Company’s business by directly contacting any Company officers or key employees for the purpose of inducing or encouraging them to discontinue their employment with the Company; provided, however, that the foregoing provisions shall not (i) restrict Executive from directly or indirectly making any general solicitation for employees, making a public advertising or participating in any job fairs or recruiting workshops or (ii) preclude Executive from soliciting and/or hiring any officer, key employee or other person at any time (A) in the case of voluntary terminations, later than six (6) months after such person’s termination of employment from the Company and (B) in the case of all other terminations, after such person’s termination of employment from the Company.

6.INDEMNIFICATION; INSURANCE

(a)During the Term of this Agreement and thereafter, the Company shall indemnify Executive to the fullest extent permitted under California law from and against any expenses (including but not limited to attorneys’ fees, expenses of investigation and preparation and fees and disbursements of Executive’s accountants or other experts), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by Executive in connection with any proceeding in which Executive was or is made party or was or is involved (for example, as a witness) by reason of the fact Executive was or is employed by or serving as an officer or director of the Company or any of its affiliates.  Such indemnification shall continue as to Executive during the Term of this Agreement and for so long thereafter as Executive may have exposure with respect to acts or omissions which occurred prior to his cessation of employment with the Company and shall inure to the benefit of Executive’s heirs, executors and administrators.  The Company shall advance to Executive all costs and expenses incurred by him in connection with any proceeding covered by this provision within 20 calendar days after receipt by the Company of a written request for such advance.  Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

(b)The Company agrees to purchase and maintain adequate Directors’ and Officers’ liability insurance from a reputable, nationally recognized and financially sound insurer with provisions that will provide coverage for Executive as a director, officer and employee as well as coverage as a former director, officer and employee following any termination of this Agreement or Executive’s employment and service on the Board.  Such insurance shall inure to the benefit of Executive’s heirs, executors and administrators.

7.CHANGE IN CONTROL

(a)In the event of a Change in Control (as defined below) in 2016, 100% of any RSU’s granted to Executive under Section 3(c) that are not yet vested shall vest immediately upon such Change in Control.  If such Change in Control occurs prior to Executive being awarded any RSU’s under Section

3(c), Executive shall be granted, and fully vested in, the “Stretch” number of RSU’s (40,000 RSU’s) immediately prior to such Change in Control becoming effective.

(b)“Change in Control” shall mean (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the 1934 Securities Exchange Act) or group becomes the “beneficial owner” (as defined in Rule 13d-3 of the 1934 Securities Exchange Act) or has the contractual right to acquire beneficial ownership, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; (ii) the consummation of the sale, lease or other disposition by the Company of all or substantially all of the Company’s assets (including any equity interests in subsidiaries); (iii) the consummation of a liquidation or dissolution of the Company; (iv) the consummation of a merger, consolidation, business combination, scheme of arrangement, share exchange or similar transaction involving the Company and any other corporation (“Business Combination”), other than a Business Combination which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such Business Combination or (v) any combination of the foregoing. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely as a result of (x) a repurchase or redemption of securities (which is open to all stockholders) by the Company done in the ordinary course of business and the purpose of which is not to effect a Change in Control or (y) a rights issue, recapitalization, capitalization, sub-division or consolidation or a share capital reduction and any other variation of the capital of the Company and/or rights in respect thereof, or capital distribution (being any distribution, whether in cash or in other specie, out of capital profits or capital reserves (including share premium account and any capital redemption reserve fund)) so long as in each instance it is done either as part of a reincorporation merger or in the ordinary course of business and in any event is not done to effect a Change in Control.

8.MISCELLANEOUS

(a)Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.  Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement without the Company’s written consent, provided that upon Executive’s death, Executive’s named beneficiaries, estate or heirs, as the case may be, shall succeed to all of Executive’s rights under this Agreement.

(b)Nonexclusivity Rights.  Executive is not prevented from continuing or future participation in any Company benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company subject to the terms and conditions of such plans, programs, or practices.

(c)Entire Agreement.  This Agreement supersedes any prior agreements or understandings, oral or written, with respect to employment of Executive and constitutes the entire Agreement with respect thereto. This Agreement cannot be altered or terminated orally and may be amended only by a subsequent written agreement executed by both of the parties hereto or their legal representatives, and any material amendment must be approved by a majority of the voting shareholders of the Company.

(d)Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement

(e)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

(f)Litigation Costs and Expenses. In any action to enforce the terms of this Agreement, the prevailing party shall be reimbursed by the non-prevailing party for such prevailing party’s reasonable attorneys’ fees and costs, including the costs of enforcing a judgment.

(g)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions, which shall remain in full force and effect.

(h)Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms.  Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

(i)Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Los Angeles, California before three arbitrator(s). The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures.  Judgment on the Award may be entered in any court having jurisdiction.  This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction, in which case each party consents to the jurisdiction and venue of the state and federal courts located in Los Angeles, California. All forum costs related to such arbitration shall be borne by the Company.

(j)Notices. Any notices, requests or other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal offices.

(k)Cooperation.  If Executive is no longer employed by the Company for any reason, Executive and the Company shall in good faith negotiate future cooperation by Executive as reasonably requested by the Company at a reasonable rate for a period of no less than six (6) months.

9.COMPLIANCE WITH CODE SECTION 409A

With respect to any compensation payable or benefits to be provided under this Agreement that are subject to Section 409A, this Agreement is intended to comply with the provisions of Section 409A. In furtherance of this intent, to the extent that any compensation payable or benefits to be provided under this Agreement are subject to Section 409A, this Agreement shall be interpreted, operated, and administered in a manner consistent with these intentions, and the parties agree to amend this Agreement further (if necessary) in order to avoid the adverse tax consequences of Section 409A.  Notwithstanding any other provision of this Agreement to the contrary, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has had a “separation from service” within the meaning of Section 409A.  Similarly, no severance payable to Executive, if any, that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has had a “separation from service” within the meaning of Section 409A.  Each payment and benefit payable under this Agreement is intended to constitute a separate payment and the right to a series of installment payments under this Agreement will be treated as a right to a series of separate payments. If Executive is a “specified employee” within the meaning of Section 409A at the time of his “separation from service” (within the meaning of Section 409A), then the Deferred Payments that would otherwise be payable within the six (6) month period following his separation from service will be paid in a lump sum on the date six (6) months and one (1) day following the date of his separation from service (or the next business day if such date is not a business day).  All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. If Executive dies following his separation from service, but prior to the six (6) month anniversary of his separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of his death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.

10.COMPLIANCE WITH CODE SECTION 280G

In the event that it is determined by the Company in its sole discretion that any payment or benefit to the Executive under this Agreement, or otherwise, either cash or non-cash, that the Executive has the right to receive from the Company, including, but not limited to, accelerated vesting or payment of any deferred compensation, restricted stock or any benefits payable to Executive under any plan for the benefit of employees, would constitute an “excess parachute payment” (as defined in Section 280G of the Code), then such payments or other benefits will be either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such payments or benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis of the greatest amount of payments and benefits, notwithstanding that all or some portion of such payments or benefits may be taxable under Section 4999 of the Code.  The order in which the payment will be reduced are (i) cash payments; (ii) equity-based payments that are taxable; (iii) equity-based payments that are not taxable; (iv) equity-based acceleration; and (v) other non-cash forms of benefits.  Within any such category of payments and benefits (that is, (i), (ii), (iii), (iv) or (v)), a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are.  In no event will Executive have any discretion with respect to the ordering of payment reductions.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

SPARK NETWORKS, INC.

By:	/s/ Michael S. Egan
Name:	Michael S. Egan
Title:	Chief Executive Officer

SHAILEN MISTRY

/s/ Shailen Mistry